Exhibit 99.1

COOPERATION AGREEMENT

This COOPERATION AGREEMENT (this “Agreement”) is made and entered into as of April 21, 2017, among Fred’s, Inc., a Tennessee corporation (the “Company”), on the one hand, and Alden Global Capital LLC, a Delaware limited liability company, Strategic Investment Opportunities LLC, a Delaware limited liability company, and Heath B. Freeman (collectively, “Alden”), on the other hand. The Company and Alden are each referred to herein as a “Party” and collectively, as the “Parties.”

RECITALS

WHEREAS, the Company and Alden have engaged in various discussions and communications concerning the Company’s business, financial performance and strategic plans;

WHEREAS, as of the date hereof, Alden, including its Affiliates and Associates, beneficially owns, in the aggregate, 9,275,000 shares of Class A voting, no par value common stock (“Common Stock”), or approximately 24.4% of the Common Stock issued and outstanding on the date hereof (“Alden’s Ownership”, which defined term as used herein shall refer to shares of Common Stock beneficially owned by Alden and its Affiliates and Associates);

WHEREAS, the Company and Alden have determined to come to an agreement with respect to the composition of the Board of Directors of the Company (the “Board”) and certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

1.            Board Composition and Related Matters.

(a)                The Company agrees that the Board and all applicable committees of the Board shall take all necessary actions, effective immediately following the execution of this Agreement, to expand the Board to 13 members and to appoint Steven B. Rossi and Timothy Barton (the “Independent Designee” and, together with Mr. Rossi, the “Alden Designees”) to the Board. The Company agrees that upon the conclusion of the 2017 annual meeting of stockholders (the “2017 Annual Meeting”), and subject only to Sections 1(e) and 1(f) below, the Board shall consist of 9 directors, including the Alden Designees.

(b)               No later than immediately following the execution of this Agreement, the Board and all applicable committees of the Board shall take all necessary actions to combine the Governance Committee of the Board and the Nominating Committee of the Board into the Nominating and Governance Committee of the Board (the “Nominating and Governance Committee”) and shall not seek to separate the Nominating and Governance Committee during the time period starting on the date hereof and ending on the Termination Date (the “Cooperation Period”). Effective upon the execution of this Agreement, the Board shall appoint each of the Alden Designees to each of the Nominating and Governance Committee and Compensation Committee. In addition, the Company agrees that the Board and all applicable committees of the Board shall take all necessary actions, effective immediately following the execution of this Agreement, to (i) reconstitute the Nominating and Governance Committee to comprise four directors, including each of the two Alden Designees; and (ii) reconstitute the Compensation Committee to comprise four directors, including each of the two Alden Designees. As promptly as practicable following the execution of this Agreement, but in any event no later than three Business Days following the execution of this Agreement, the Board shall determine the director who shall be chairman of the Nominating and Governance Committee; the Board shall determine one of the Alden Designees who shall be the chairman of the Compensation Committee; and the Board shall take all necessary actions to appoint such individuals as chairman of the respective committee. In the event that either the Nominating and Governance Committee or the Compensation Committee is unable to reach a majority resolution on any matter under consideration by such committee, then the chairman of such committee shall submit such matter to the members of the Board who are “independent” pursuant to the NASDAQ rules for consideration, in which case only directors who are qualified and eligible to have been members of the committee in question are permitted to vote on such matter; provided, however, if the chairman does not submit such matter to the independent members for consideration within five Business Days following a request for such submission by a member of such committee, such member of such committee shall be entitled to submit such matter to the independent members for consideration.

(c)                During the Cooperation Period, the Board shall (i) nominate each of the Alden Designees for election to the Board at each Stockholder Meeting at which directors are to be elected; and (ii) cause the Company to file a definitive proxy statement in respect of each Stockholder Meeting at which directors are to be elected and recommend that the Company’s stockholders vote directly or by proxy in favor of, and otherwise use reasonable best efforts to cause, the election of each of the Alden Designees.

(d)               During the Cooperation Period, in the event that either Alden Designee (or any Replacement Designee (as defined below)) ceases to be a director for any reason (other than pursuant to Section 1(f) below), and at such time Alden’s Ownership is at least the lesser of 10% of the Company’s then outstanding Common Stock and 3,798,662 shares of Common Stock (subject to adjustment for stock splits, reclassifications, combinations and similar adjustments) (the “10% Ownership Threshold”), Alden shall be entitled to designate, for consideration by the Nominating and Governance Committee, a candidate for replacement for such Alden Designee (such replacement, a “Replacement Designee”) in accordance with the process set forth in this Section 1(d). During the Cooperation Period, in the event that an Alden Designee ceases to be a director for any reason (other than pursuant to Section 1(f) below), and at such time Alden’s Ownership is at least the lesser of 5% of the Company’s then outstanding Common Stock and 1,899,331 shares of Common Stock (subject to adjustment for stock splits, reclassifications, combinations and similar adjustments) (the “5% Ownership Threshold”), and below the 10% Ownership Threshold, Alden shall be entitled to designate, for consideration by the Nominating and Governance Committee, a Replacement Designee in accordance with the process set forth in this Section 1(d); provided, however, that Alden shall have the foregoing replacement right only if the Alden Designee who ceased to be a director was the only Alden Designee on the Board. Any Replacement Designee must (A) qualify as “independent” pursuant to the NASDAQ rules, (B) have served for at least one year (either currently or at some time previously) as a director or executive officer of a private or public company with at least $750 million in annual sales, and (C) solely with respect to any Replacement Designee for the Independent Designee (and any Replacement Designee thereof), be independent of Alden and its Affiliates and Associates (for the avoidance of doubt, the nomination by Alden of such person to serve on the board of any other company shall not (in and of itself) cause such person to not be deemed independent of Alden) (clauses (A)–(C) the “Director Criteria”). With respect to any Replacement Designee, Alden shall have the right to propose a Replacement Designee who satisfies the Director Criteria for consideration and acceptance by the Nominating and Governance Committee (such acceptance not to be unreasonably withheld). Any Replacement Designee proposed by Alden shall not be a candidate previously presented by Alden to the Company for consideration as a director (whether prior to the date hereof or hereafter) and whom the Company refused to accept. The Nominating and Governance Committee shall consider such candidate submitted by Alden within five Business Days after a completed D&O questionnaire has been received by the Nominating and Governance Committee with respect to such candidate (the form of questionnaire shall be delivered to the Replacement Designee promptly following his or her designation by Alden). In the event the Nominating and Governance Committee does not accept the person recommended by Alden as the first Replacement Designee, Alden shall submit to the Board two additional candidates who satisfy the Director Criteria. Among such two additional candidates submitted by Alden, the Nominating and Governance Committee shall choose one candidate as the Replacement Designee within five Business Days after a completed D&O questionnaire has been received by the Nominating and Governance Committee with respect to each such candidate (the form of questionnaire shall be delivered to the Replacement Designee(s) within five Business Days following their designation by Alden). The Board shall appoint such candidate approved by the Nominating and Governance Committee within five Business Days. Upon a Replacement Designee’s appointment to the Board, the Board and the Nominating and Governance Committee shall take all necessary actions to appoint such Replacement Designee to the Nominating and Governance Committee and the Compensation Committee. Unless a clear, contrary interpretation applies, each reference herein to an “Alden Designee” shall include a reference to any Replacement Designee with respect thereto.

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(e)                The size of the Board shall be no more than 9 directors following the end of the 2017 Annual Meeting until the Termination Date; provided, however, the Board size may be increased to 11 directors only in order to accommodate one additional director approved by the Board and one additional director designated by Alden (so long as Alden satisfies the 10% Ownership Threshold at such time) (the “Additional Alden Designee”). The Additional Alden Designee shall satisfy the Director Criteria and be submitted by Alden for consideration and acceptance by the Nominating and Governance Committee (such acceptance not to be unreasonably withheld). Any Additional Alden Designee proposed by Alden shall not be a candidate previously presented by Alden to the Company for consideration as a director (whether prior to the date hereof or hereafter) and whom the Company refused to accept. The Nominating and Governance Committee shall consider such additional candidate within five Business Days after a completed D&O questionnaire has been received by the Nominating and Governance Committee with respect to such candidate (the form of questionnaire shall be delivered to the Additional Alden Designee promptly following his or her designation by Alden). In the event the Nominating and Governance Committee does not accept the person recommended by Alden as the Additional Alden Designee, Alden shall submit to the Board two additional candidates who satisfy the Director Criteria. Among such two candidates submitted by Alden, the Nominating and Governance Committee shall choose one candidate as the Additional Alden Designee within five Business Days after a completed D&O questionnaire has been received by the Nominating and Governance Committee with respect to each such candidate (the form of questionnaire shall be delivered to the Additional Alden Designee(s) within five Business Days following their designation by Alden). The Board shall appoint such candidate approved by the Nominating and Governance Committee within five Business Days. Unless a clear, contrary interpretation applies, each reference herein to an “Alden Designee” shall include a reference to any Additional Alden Designee with respect thereto. During the Cooperation Period, in the event that an Additional Alden Designee ceases to be a director for any reason (other than pursuant to Section 1(f) below), and at such time Alden’s Ownership satisfies the 5% Ownership Threshold, Alden shall be entitled to designate a Replacement Designee for such Additional Alden Designee in accordance with the process set forth in this Section 1(e).

(f)                In the event Alden’s Ownership fails to satisfy the 10% Ownership Threshold at any time prior to the Termination Date, Alden shall designate one Alden Designee who shall immediately resign from the Board and all committees thereof (unless there is only one Alden Designee on the Board at such time). In the event Alden’s Ownership fails to satisfy the 5% Ownership Threshold at any time prior to the Termination Date, the second Alden Designee and any Additional Alden Designee shall immediately resign from the Board and all committees thereof. Prior to appointment to the Board, each Alden Designee and any Replacement Designee or Additional Alden Designee, as applicable, shall execute an irrevocable resignation as director in the form attached hereto as Exhibit A.

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(g)               The Company shall hold the 2017 Annual Meeting no later than June 15, 2017. The Company shall hold the 2019 annual meeting of stockholders (the “2019 Annual Meeting”) within 60 days following the release of the Company’s financial results for the fiscal year ended in calendar year 2019, and in no event no later than May 31, 2019.

2.            Voting.

(a)                During the Cooperation Period, Alden agrees that it will appear in person or by proxy at each Stockholder Meeting and vote all shares of Common Stock beneficially owned by Alden at such Stockholder Meeting in accordance with the Board’s recommendations with respect to (A) each election of directors and any removal of directors, (B) the ratification of the appointment of the Company’s independent registered public accounting firm, (C) the Company’s “say-on-pay” proposal and (D) any other proposal to be submitted to the stockholders of the Company; provided, however, that in the event that both Institutional Shareholder Services Inc. (“ISS”) and Glass Lewis & Co., LLC (“Glass Lewis”) recommend otherwise with respect to the Company’s “say-on-pay” proposal or any other Company proposal or stockholder proposal (other than proposals relating to the election of directors), Alden shall be permitted to vote in accordance with the ISS and Glass Lewis recommendations; provided; further, that Alden shall be permitted to vote in its discretion on any proposal of the Company at any Stockholder Meeting in respect of any Extraordinary Transaction or any Equity Issuance (other than a Compensation Equity Issuance); provided, further, that with respect to any proposal of the Company at any Stockholder Meeting in respect of a Compensation Equity Issuance, (A) if either ISS or Glass Lewis recommend in favor of such Compensation Equity Issuance, Alden shall vote in accordance with the Board’s recommendations, and (B) if both ISS and Glass Lewis recommend otherwise with respect to such Compensation Equity Issuance, Alden shall be permitted to vote in its discretion.

(b)               During the Cooperation Period, Alden shall not execute any proxy card, consent, consent revocation or voting instruction form in respect of any Stockholder Meeting other than the proxy card and related voting instruction form being solicited by or on behalf of the Board. Alden agrees that it shall not, and that it shall not permit any of its Affiliates and Associates to, directly or indirectly, take any action inconsistent with this Section 2; provided, however, nothing in this Section 2(b) shall be deemed to prevent Alden from voting all shares of Common Stock beneficially owned by Alden as expressly permitted under Section 2(a).

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3.            Standstill. During the Cooperation Period, without the prior written consent of the Board, Alden shall not, and shall cause its Affiliates and Associates under its control not to, directly or indirectly:

(a)                (i) nominate, give notice of an intent to nominate, or recommend for nomination a person for election at any Stockholder Meeting at which directors of the Board are to be elected; (ii) initiate, encourage or participate in any solicitation of proxies in respect of any election contest with respect to the Company’s directors; (iii) submit any stockholder proposal for consideration at, or bring any other business before, any Stockholder Meeting; (iv) initiate, encourage or participate in any solicitation of proxies in respect of any stockholder proposal for consideration at, or bring any other business before, any Stockholder Meeting; (v) initiate, encourage or participate in any “withhold” or similar campaign with respect to any Stockholder Meeting or any solicitation of written consents of stockholders; or (vi) request, or initiate, encourage or participate in any request to call, a special meeting of the Company’s stockholders; provided, however, that from and after November 15, 2018, nothing in this Agreement shall prevent Alden or its Affiliates or Associates from taking actions in furtherance of identifying director candidates in connection with the 2019 Annual Meeting or any Shareholder Requested Special Meeting scheduled to be held following the Termination Date, so long as such actions do not create a public disclosure obligation for Alden or the Company and are undertaken on a basis reasonably designed to be confidential and in accordance in all material respects with Alden’s normal practices in the circumstances;

(b)               (i) acquire, offer or propose to acquire, or agree to acquire, directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a partnership, limited partnership, syndicate or other group (including any group of persons that would be treated as a single “person” under Section 13(d) of the Exchange Act), through swap or hedging transactions or otherwise, any voting securities of the Company or any voting rights decoupled from the underlying voting securities of the Company; provided, however, that Alden and its Affiliates and Associates shall be permitted to acquire additional shares of Common Stock in accordance with Section 5(g); or (ii) knowingly sell, offer or agree to sell through swap or hedging transactions or otherwise, the voting securities of the Company or any voting rights decoupled from the underlying voting securities held by Alden or its Affiliates or Associates to any filer of a Schedule 13D in respect of the Company or any stockholder of the Company who has an ownership interest of 5.0% or more of the then-outstanding shares of Common Stock at the time of such sale, offer or agreement (except for Schedule 13G filers that are mutual funds, pension funds or index funds with no known history of activism);

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(c)                form, join or in any way participate in any group with respect to any voting securities of the Company in connection with any election or removal contest with respect to the Company’s directors or any stockholder proposal or other business brought before any Stockholder Meeting; provided, however, that nothing herein shall limit the ability of an Affiliate of Alden to join Alden’s 13(d) “group” following the execution of this Agreement, so long as any such Affiliate agrees to be bound by the terms and conditions of this Agreement;

(d)               deposit any Company voting securities in any voting trust or subject any Company voting securities to any arrangement or agreement with respect to the voting thereof;

(e)                seek, alone or in concert with others, to amend any provision of the Company’s charter or bylaws; provided, however, that nothing herein shall be deemed to restrict the ability of any Alden Designee to privately propose any changes he deems appropriate in accordance with his fiduciary duties as a director of the Company;

(f)                demand an inspection of the Company’s books and records;

(g)               (i) make any offer or proposal (with or without conditions) with respect to any merger, acquisition, recapitalization, restructuring, disposition or other business combination involving Alden or its Affiliates or Associates and the Company, (ii) solicit a Third Party to make an offer or proposal (with or without conditions) with respect to any merger, acquisition, recapitalization, restructuring, disposition or other business combination involving the Company, or publicly encourage, initiate or support any Third Party in making such an offer or proposal, or (iii) publicly comment on any Third Party proposal regarding any merger, acquisition, recapitalization, restructuring, disposition, or other business combination with respect to the Company by such Third Party prior to such proposal becoming public;

(h)               enter into any negotiations, agreements or understandings with any Third Party with respect to the foregoing, or encourage or seek to persuade any Third Party to take any action with respect to any of the foregoing, or otherwise take or cause any action materially inconsistent with any of the foregoing; or

(i)                 take any action challenging the validity or enforceability of this Section 3 or this Agreement, or publicly make or in any way advance publicly any request or proposal that the Company or Board amend, modify or waive any provision of this Agreement.

Nothing in this Section 3 shall be deemed to limit the ability of any Alden Designee to exercise his fiduciary duties under law solely in his capacity as a director of the Company and in a manner consistent with his obligations under this Agreement. Notwithstanding anything in this Section 3 to the contrary, in respect of any stockholder vote on a proposal of the Company in respect of any Equity Issuance (other than any Pro Rata Equity Issuance), Alden shall be permitted to issue a one-time statement in accordance with Rule 14a-1(l)(iv) under the Exchange Act as to how Alden intends to vote and the reasons therefor. Such press release shall not exceed three sentences and forty words and shall be subject to Section 7 (Mutual Non-Disparagement) hereof. For the avoidance of doubt, with the exception of the foregoing one-time statement, Alden shall be prohibited, publicly and privately, from soliciting any proxies or otherwise advocating against any proposal of the Company in respect of any Equity Issuance. In addition, as of the execution and delivery of this Agreement, Alden hereby withdraws any and all prior demands to inspect the Company’s books and records and waives in all respects compliance by the Company with any applicable notice, response or other provisions of the applicable statutes relating thereto.

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4.            No Litigation. During the Cooperation Period:

(a)                Alden covenants and agrees that it shall not, and shall not permit any of its Representatives to, directly or indirectly, alone or in concert with others, encourage, pursue, or assist any other person to threaten, initiate or pursue, any lawsuit, claim or proceeding before any court (collectively, “Legal Proceeding”) against the Company or any of its Representatives, except for any Legal Proceeding initiated (i) to remedy a breach of or to enforce this Agreement or (ii) to challenge any Equity Issuance (including any Exempted Equity Issuance) or any action of the Board that Alden believes to be motivated by entrenchment purposes, in each case, other than Equity Issuances in which (A) at least one of the Alden Designees votes in favor such Equity Issuance in his capacity as a member of the Board, (B) either ISS or Glass Lewis recommends a vote in favor of such Equity Issuance (if subject to shareholder vote), (C) Alden (in its capacity as a shareholder) votes in favor of such Equity Issuance (if subject to shareholder vote), or (D) Alden provides notice of its intent to exercise its Participation Right in accordance with Section 5(c) (for the avoidance of doubt, the limitations set forth in the foregoing (A)-(D) do not limit Alden’s rights to challenge any transaction underlying such Equity Issuance if otherwise permitted by Section 4(a)(ii)); provided, however, that the foregoing shall not prevent Alden or its Representatives from responding to oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes (each, a “Legal Requirement”) in connection with any Legal Proceeding if such Legal Proceeding has not been initiated by, or on behalf of, or at the suggestion of, Alden or any of its Representatives; provided, further, that in the event Alden or any of its Representatives receives such Legal Requirement, such Party shall give prompt written notice of such Legal Requirement to the Company.

(b)               The Company covenants and agrees that it shall not, and shall not permit any of its Representatives to, directly or indirectly, alone or in concert with others, encourage, pursue, or assist any other person to threaten, initiate or pursue, any Legal Proceedings against Alden or any of its Representatives, except for any Legal Proceeding initiated solely to remedy a breach of or to enforce this Agreement; provided, however, that the foregoing shall not prevent the Company or any of its Representatives from responding to a Legal Requirement in connection with any Legal Proceeding if such Legal Proceeding has not been initiated by, or on behalf of, or at the suggestion of, the Company or any of its Representatives; provided, further, that in the event the Company or any of its Representatives receives such Legal Requirement, the Company shall give prompt written notice of such Legal Requirement to Alden.

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5.            Equity Issuances.

(a)                During the Cooperation Period, the Company shall provide Alden and its Affiliates and Associates with the opportunity to participate (the “Participation Right”) on a pro rata basis in any Equity Issuance other than an Exempted Equity Issuance (a “Pro Rata Equity Issuance”). All references to Alden in this Section 5 shall include Alden and its Affiliates and Associates. The term “Exempted Equity Issuance” means any Equity Issuance (i) pursuant to any compensation plan, program, policy, contract or arrangement approved by the Board (a “Compensation Equity Issuance”) not exceeding in the aggregate 4.5% of the issued and outstanding shares of the Common Stock as of the date of this Agreement (for purposes of calculating the foregoing, all Derivative Securities, issued or granted (or to be issued or granted) in connection with any such Exempted Equity Issuances shall be deemed to be converted or exercised into Common Stock, and for purposes of Compensation Equity Issuances that exceed in the aggregate 4.5% of the issued and outstanding shares of the Common Stock as of the date of this Agreement, Alden’s Participation Right with respect to such Equity Issuance is limited to the portion of such Equity Issuance in excess of 4.5% of the issued and outstanding shares of the Common Stock as of the date of this Agreement), (ii) in connection with a merger or other business combination acquisition (a “Business Combination Equity Issuance”), or (iii) to all then-existing stockholders in connection with any stock split, stock dividend, reclassification or recapitalization of the Company.

(b)               Before Alden may exercise the Participation Right, the Company shall provide written notice (the “Issuance Notice”) to Alden stating (i) the Company’s intention to effect a Pro Rata Equity Issuance; (ii) the total number of equity securities to be issued in such Pro Rata Equity Issuance and Alden’s pro rata portion of such securities (such pro rata portion, the “Pro Rata Equity Securities”); and (iii) the cash price for which the Company proposes to issue the Pro Rata Equity Securities (the “Issuance Price”).

(c)                Alden shall have 48 hours from the time of its receipt of the Issuance Notice to give written notice to the Company of its intent to exercise its right to acquire all or a portion of the Pro Rata Equity Securities. If Alden gives timely notice of its intent to acquire all or a portion of such Pro Rata Equity Securities, then the purchase and sale of such Pro Rata Equity Securities shall close at the same time as the Pro Rata Equity Issuance.

(d)               If Alden affirmatively declines or fails to properly exercise its Participation Right to acquire all or a portion of the Pro Rata Equity Securities or fails to give timely notice to the Company of its intent to acquire all or a portion of the Pro Rata Equity Securities, the Company shall be free to issue all or a portion of the Pro Rata Equity Securities to Third Parties; provided, however, that such issuance shall be consummated within 30 days (or within 90 days in the event such issuance requires stockholder approval under the NASDAQ rules) after receipt of the Issuance Notice by Alden and shall be consummated on terms no less favorable to the Company than the terms proposed in the Issuance Notice. To the extent that the Equity Issuance is not consummated within these time periods, the Company will be obligated to send a new Issuance Notice to Alden.

(e)                Notwithstanding anything contained herein, during the Cooperation Period, the Company may not issue or grant any Equity Issuance (including through an Exempted Equity Issuance) with special voting or super majority voting power.

(f)                Notwithstanding anything to the contrary herein, if the Company proposes to effect a Pro Rata Equity Issuance in an underwritten offering pursuant to a registration statement that has been filed with the SEC or in a private placement to more than one institutional investor (a “Marketed Offering”), the following shall apply:

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(i)                 The Issuance Notice may (A) in lieu of providing the price at which the Company proposes to issue the Pro Rata Equity Securities as a fixed dollar amount, provide an estimated range of prices per share within which the underwriter or placement agent, as the case may be, for such offering reasonably estimates the Pro Rata Equity Securities will ultimately be priced (the “Estimated Price”) and (B) in lieu of providing an exact number of Pro Rata Equity Securities to be issued by the Company in such offering, provide an estimated number the underwriter or placement agent, as the case may be, for such offering reasonably estimates will ultimately be issued in such offering (the “Offering Size”). If Alden desires to exercise its rights under this Section 5(f)(i) with respect to a Marketed Offering, Alden shall be required to make an election with respect to the purchase of up to a number of equity securities being offered equal to its pro rata portion of the Offering Size no later than 48 hours from the date of receipt of the Issuance Notice; provided, however, that Alden’s obligation to purchase the number of equity securities subject to its election shall be conditioned upon the issuance by the Company of a number of shares of equity securities at least equal to the Offering Size and the price per share shall be no greater than the highest price per share in the Estimated Price. For the avoidance of doubt, the price to be paid by Alden in any underwritten offering shall be the price to the public and not the price to the underwriters.

(ii)               Any Issuance Notice provided by the Company to Alden in connection with a Marketed Offering may specify a number of equity securities that the underwriters or agents in such offering, or institutional investors, shall be entitled to purchase upon exercise of an overallotment option, if any (the “Overallotment Shares”). If Alden desires to exercise its rights under this Section 5(f)(ii) with respect to Overallotment Shares, Alden shall be required to make an election with respect to the purchase of up to its pro rata portion of the Overallotment Shares at the same time Alden makes an election pursuant to Section 5(f)(i).

(iii)             In the event an offering contemplated by this Section 5(f) is consummated, Alden shall be obligated to purchase its equity securities hereunder at the closing of such offering on the same terms and subject to the same conditions that would be applicable to the underwriters or institutional investors in such offering.

(g)               To the extent the Company effects an Equity Issuance (including any Compensation Equity Issuance or Business Combination Equity Issuance) which results in an aggregate increase of 4.5% or more of the issued and outstanding Common Stock from the amount of shares of Common Stock issued and outstanding as of the date of this Agreement, Alden and its Affiliates and Associates shall be permitted to acquire additional shares of Common Stock up to the percentage of the shares of Common Stock outstanding in the aggregate beneficially owned by Alden immediately prior to such Equity Issuance (the “Top-Up Option”) during the first 45 trading days in which their ability to purchase Common Stock is not restricted by any blackout periods under the Company’s insider trading policy or otherwise, such 45 trading day period to commence at the conclusion of such Equity Issuance, and the Company shall take any actions that may be required in order to permit Alden and its Affiliates and Associates to acquire such shares of Common Stock. With respect to a Business Combination Issuance, the 45 trading day period referred to in the previous sentence shall be replaced with a 90 day trading period. To the extent that the Company effects (i) a Marketed Offering (as such term is defined in Section 5(f)) or (ii) a private placement to Third Party investors and Alden and its Affiliates and Associates do not exercise their Participation Rights with respect to such Marketed Offering or private placement, Alden and its Affiliates and Associates may only exercise the Top-Up Option during the first 45 trading days in which their ability to purchase Common Stock is not restricted by any blackout periods under the Company’s insider trading policy or otherwise, such 45 trading day period to commence at the conclusion of the Marketed Offering or private placement. The Top-Up Option may not be exercised if Alden and its Affiliates and Associates exercised their Participation Right in connection with a Marketed Offering or a private placement. For purposes of calculating the 4.5% or more increase in the issued and outstanding shares and the percentage of the shares of Common Stock outstanding in the aggregate beneficially owned by Alden immediately after an Equity Issuance, all Derivative Securities, issued or granted (or to be issued or granted) in connection with any such Equity Issuances will be deemed to be converted or exercised into Common Stock. For purposes of calculating the percentage of the shares of Common Stock outstanding in the aggregate beneficially owned by Alden immediately prior to an Equity Issuance, (i) such percentage shall be increased to offset any dilution of Alden’s beneficial ownership resulting from prior Equity Issuances, if any (including any Compensation Equity Issuances or Business Combination Equity Issuances) which do not result in an aggregate increase of 4.5% or more of the issued and outstanding Common Stock from the amount of shares of Common Stock issued and outstanding as of the date of this Agreement and (ii) if the Top-Up Option is being exercised in connection with a Compensation Equity Issuance or Business Combination Equity Issuance that exceeds 4.5% of the issued and outstanding shares of the Common Stock as of the date of this Agreement, such percentage shall be decreased by Alden’s pro rata portion of 4.5%.

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6.            Registration Rights. Promptly following the execution of this Agreement, the Company and Alden shall enter into a registration rights agreement granting to Alden and its Affiliates and Associates customary and reasonable registration rights with respect to shares of Common Stock beneficially owned by Alden and its Affiliates and Associates, which shall include customary and reasonable limitations on such registration rights.

7.            Mutual Non-Disparagement. Subject to applicable law, each of the Parties covenants and agrees that, during the Cooperation Period, neither it nor any of its respective Representatives, agents, subsidiaries, affiliates, successors, assigns, officers, key employees or directors, shall in any way make any public statement that constitutes or would reasonably be expected to constitute an ad hominem on or otherwise disparages, calls into disrepute or otherwise defames or slanders the Other Party or such Other Party’s Representatives, subsidiaries, affiliates, successors, assigns, officers (including any current officer of a Party or a Party’s subsidiaries who no longer serves in such capacity following the execution of this Agreement), directors (including any current director of a Party or a Party’s subsidiaries who no longer serves in such capacity following the execution of this Agreement), employees, stockholders, agents, attorneys or representatives, or any of their businesses, products or services.

8.            Press Release and SEC Filings.

(a)                No later than one Business Day following the execution of this Agreement, the Company and Alden shall jointly issue a mutually agreeable press release (the “Press Release”) announcing certain terms of this Agreement in the form attached hereto as Exhibit B. Prior to the issuance of the Press Release and subject to the terms of this Agreement, neither the Company (including the Board and any committee thereof) nor Alden shall issue any press release or make public announcement regarding this Agreement or the matters contemplated hereby without the prior written consent of the Other Party. During the Cooperation Period, neither the Company nor Alden shall make any public announcement or statement (including, without limitation, in any filing required under the Exchange Act) concerning the subject matter of this Agreement that is inconsistent with or contrary to the terms of this Agreement, except as required by law or applicable stock exchange listing rules or with the prior written consent of the Other Party and otherwise in accordance with this Agreement.

(b)               No later than two Business Days following the execution of this Agreement, Alden shall file with the SEC an amendment to its Schedule 13D dated December 22, 2016 in compliance with Section 13 of the Exchange Act, reporting its entry into this Agreement, disclosing applicable items to conform to its obligations hereunder and appending this Agreement as an exhibit thereto (the “Schedule 13D”). The Schedule 13D shall be consistent with the Press Release and the terms of this Agreement. Alden shall provide the Company and its Representatives with a reasonable opportunity to review the Schedule 13D prior to it being filed with the SEC and consider in good faith any comments of the Company and its Representatives.

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(c)                No later than four Business Days following the execution of this Agreement, the Company shall file with the SEC a Current Report on Form 8-K, reporting its entry into this Agreement and appending this Agreement and the Press Release as an exhibit thereto (the “Form 8-K”). The Form 8-K shall be consistent with the Press Release and the terms of this Agreement. The Company shall provide Alden and its Representatives with a reasonable opportunity to review and comment on the Form 8-K prior to the filing with the SEC and consider in good faith any comments of Alden and its Representatives.

9.            Compliance with Securities Laws. Alden acknowledges that the U.S. securities laws generally prohibit any person who has received material, non-public information concerning an issuer from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

10.        FTC Matters. Alden shall work in good faith with the Company with regard to the FTC’s review of the divestiture of certain Rite Aid Corporation (“Rite Aid”) assets to the Company (the “FTC Review”), including in connection with any review or investigation by the FTC or any other antitrust enforcement authority directly relating to the FTC Review, and Alden shall promptly notify the Company of any oral or written communication it receives from or makes to the FTC or any other antitrust enforcement authority directly relating to the FTC Review.

11.        Special Meetings. If this Agreement is terminated by either Party pursuant to Section 15(a)(ii), from and after such Termination Date, the Company hereby agrees, notwithstanding the requirement in Section 9.5(a) of the Company’s bylaws that a Shareholder Requested Special Meeting (as such term is defined in the Company’s bylaws) shall be called for a date not more than 90 days after the Request Receipt Date (as such term is defined in the Company’s bylaws), that any Shareholder Requested Special Meeting that is validly requested by Alden pursuant to the Company’s bylaws shall be called for a date not more than 60 days after the Request Receipt Date. For the avoidance of doubt, the foregoing does not in any way modify any of Alden’s obligations under Section 9 of the Company’s bylaws in respect of validly calling a Shareholder Requested Special Meeting.

12.        Right of First Refusal.

(a)                During the Cooperation Period, Alden hereby grants the Company an exclusive option (the “Right of First Refusal”) to purchase any shares of Common Stock offered by Alden that Alden proposes to transfer in a single transaction or series of related transactions in a privately negotiated transaction equal to 5% or more of the Common Stock issued and outstanding on the date thereof (any such proposed transfer, a “Block Sale”). A Block Sale shall not include any transfer from Alden to an Affiliate or an Associate, and any such transfer shall not be subject to this Section 12; provided, however, such Affiliate or Associate shall be subject to the provisions of Section 13 (Affiliates and Associates).

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(b)               Before Alden may effect a Block Sale, Alden shall provide written notice (the “ROFR Notice”) to the Company stating (i) Alden’s bona fide intention to transfer such shares in a Block Sale; (ii) the number of shares to be transferred to such transferee (the “Transfer Shares”); and (iii) the bona fide cash price or other consideration for which Alden proposes to transfer such shares (the “Offer Price”).

(c)                The Company shall have 48 hours from the time of its receipt of the ROFR Notice to give written notice to Alden of its intent to exercise its Right of First Refusal to acquire all of such Transfer Shares. If the Company gives timely notice of its intent to exercise its Right of First Refusal to acquire all of such Transfer Shares, then it shall have 48 hours to tender the Offer Price for such shares to Alden. Upon receipt of the Offer Price, Alden shall take all actions necessary to convey title to such Transfer Shares to the Company or its designee, and Alden shall have no further rights to such Transfer Shares.

(d)               If the Company affirmatively declines or fails to properly exercise its Right of First Refusal or fails to give timely notice to Alden of its intent to exercise its Right of First Refusal, Alden shall be free to sell all, but not less than all, of the Transfer Shares; provided, however, that such Block Sale shall be consummated within 30 days after receipt of the ROFR Notice by the Company and shall be consummated on terms no less favorable to Alden than the terms proposed in the ROFR Notice. To the extent that such Block Sale is not consummated within this time period, Alden will be obligated to send a new ROFR Notice to the Company.

13.        Affiliates and Associates. Each Party shall cause its Affiliates and Associates to comply with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such Affiliate or Associate. A breach of this Agreement by an Affiliate or Associate of a Party, if such Affiliate or Associate is not a party to this Agreement, shall be deemed to occur if such Affiliate or Associate engages in conduct that would constitute a breach of this Agreement if such Affiliate or Associate was a Party to the same extent as a Party to this Agreement.

14.        Representations and Warranties.

(a)                Alden represents and warrants that it has full power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and that this Agreement has been duly and validly executed and delivered by Alden, constitutes a valid and binding obligation and agreement of Alden and is enforceable against Alden in accordance with its terms. Alden represents and warrants that, as of the date of this Agreement, Alden’s Ownership is 9,275,000 shares of the Common Stock, Alden has voting authority over such shares, and Alden owns no Synthetic Equity Interests or any Short Interests in the Company. Alden represents and warrants that it has not formed, is no member of, any group with any other person (other than the members of the group formed pursuant to Alden’s Schedule 13D filed with the SEC) and does not act in concert with any other stockholder of the Company.

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(b)               The Company hereby represents and warrants that it has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, that this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms and that prior to the execution of this Agreement, consistent with their fiduciary duties, the Board approved the Alden Designees. The Company further represents and warrants that, as of the date of this Agreement, the Company has no intention to effect, or seek to effect, any Equity Issuance (other than Compensation Equity Issuances) in the time period prior to January 1, 2019.

15.        Termination.

(a)                This Agreement shall remain in effect until terminated by either Party. Each Party shall have the right to terminate this Agreement by giving five Business Days’ prior written notice to the Other Party at any time beginning as of the earlier to occur of (i) the date of termination, if any, of that certain Asset Purchase Agreement between the Company and its wholly-owned subsidiary, AFAE, LLC, on the one hand, and Rite Aid and Walgreens Boots Alliance, Inc., on the other hand (including any amendments, restatements or supplements thereto from time to time (the “APA”), or any other material agreement involving those parties (or Affiliates, Associates or designees thereof) that supersedes, or is deemed a substitute or replacement for, the APA and which is entered into prior to or concurrent with the termination of the APA and relates to the subject matter of such agreement) or (ii) February 1, 2019 (the effective date of such termination of this Agreement, the “Termination Date”).

(b)               In the event that Alden or the Company terminates this Agreement in accordance with Section 15(a)(i), (i) the obligations of Alden pursuant to Sections 2 (Voting), 3 (Standstill), 4 (No Litigation), 7 (Mutual Non-Disparagement) and 12 (Right of First Refusal) shall continue until the date that is 15 business days prior to the deadline for the submission of stockholder nominations for the Company’s 2018 annual meeting of stockholders (the “2018 Annual Meeting”) (such date, the “2018 Pre-Nomination Date”) and (ii) the obligations of the Company pursuant to Sections 1 (Board Composition and Related Matters), 4 (No Litigation), 5 (Equity Issuances), 6 (Registration Rights) and 7 (Mutual Non-Disparagement) shall continue until the 2018 Pre-Nomination Date.

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(c)                Notwithstanding anything to the contrary in this Agreement:

(i)                 the obligations of Alden pursuant to Sections 2 (Voting), 3 (Standstill), 4 (No Litigation), 7 (Mutual Non-Disparagement) and 12 (Right of First Refusal) shall terminate in the event that the Company materially breaches its obligations pursuant to Sections 1 (Board Composition and Related Matters), 4 (No Litigation), 5 (Equity Issuances), 6 (Registration Rights), 7 (Mutual Non-Disparagement) or 11 (Special Meetings) or the representations and warranties in Section 14(b) of this Agreement and such breach (if capable of being cured) has not been cured within 15 days following written notice of such breach; provided, however, that any termination in respect of a breach of Section 7 (Mutual Non-Disparagement) shall require a determination of a court of competent jurisdiction that the Company has materially breached Section 7 (Mutual Non-Disparagement); provided, further, that the obligations of Alden pursuant to Section 4 (No Litigation) shall terminate immediately in the event that the Company materially breaches its obligations under Section 4 (No Litigation); and

(ii)               the obligations of the Company pursuant to Section 1 (Board Composition and Related Matters), Section 4 (No Litigation), Section 5 (Equity Issuances), Section 6 (Registration Rights), Section 7 (Mutual Non-Disparagement) and Section 11 (Special Meetings) shall terminate in the event that Alden materially breaches its obligations in Section 2 (Voting), Section 3 (Standstill), Section 4 (No Litigation), Section 7 (Mutual Non-Disparagement), Section 10 (Regulatory Matters), Section 12 (Right of First Refusal) or Section 20 (Confidentiality) or the representations and warranties in Section 14(a) and such breach (if capable of being cured) has not been cured within 15 days following written notice of such breach; provided, however, that any termination in respect of a breach of Section 7 (Mutual Non-Disparagement) shall require a determination of a court of competent jurisdiction that Alden has materially breached Section 7 (Mutual Non-Disparagement); provided, further, that the obligations of the Company pursuant to Section 4 (No Litigation) shall terminate immediately in the event that Alden materially breaches its obligations under Section 4 (No Litigation).

(d)               Except as otherwise provided herein, this Agreement shall terminate on the Termination Date, except that Section 13 (Affiliates and Associates), Section 17 (Notices), Section 18 (Governing Law; Jurisdiction), Section 19 (Specific Performance), Section 20 (Confidentiality), Section 21 (Certain Definitions and Interpretations) and Section 22 (Miscellaneous) shall continue to be in effect for a period of two years following the Termination Date, and solely in the event of a termination of this Agreement by either Party pursuant to Section 15(a)(ii), Section 11 (Special Meetings) shall continue to be in effect for a period until six months following the Termination Date. Upon the Termination Date, this Agreement shall become null and void, but no termination shall relieve any Party from liability for any breach of this Agreement prior to such termination.

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16.        Expenses. The Company shall reimburse Alden for its reasonable, documented out-of-pocket fees and expenses (including legal expenses) incurred in connection with Alden’s involvement at the Company prior to the execution of this Agreement, including, but not limited to its Schedule 13D filings and the negotiation and execution of this Agreement, provided that such reimbursement shall not exceed $600,000 in the aggregate

17.        Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered by hand, with written confirmation of receipt; upon sending if sent by facsimile to the facsimile numbers below, with electronic confirmation of sending; one day after being sent by a nationally recognized overnight carrier to the addresses set forth below; or when actually delivered if sent by any other method that results in delivery, with written confirmation of receipt:

If to the Company: Fred’s, Inc. 4300 New Getwell Road Memphis, Tennessee 38118 Attention: General Counsel Facsimile: 901.366.6772

with a copy (which shall not constitute notice) to:

Vinson & Elkins L.L.P.

666 Fifth Avenue, 26th Floor

New York, NY 10103-0040

Attention: Kai H. Liekefett, Esq., Lawrence S. Elbaum, Esq.

Facsimile: 212.237.0100

If to Alden: Alden Global Capital LLC 885 Third Avenue New York, New York 10022 Attention: Heath Freeman Facsimile: 212.751.9501

with a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, NY 10019

Attention: Steve Wolosky, Esq., Andrew M. Freedman, Esq.

Facsimile: 212.451.2222

18.        Governing Law; Jurisdiction. This Agreement, and any disputes arising out of or related to this Agreement (whether for breach of contract, tortious conduct or otherwise), shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to the conflict of laws principles thereof that would result in the application of the law of another jurisdiction. Each Party hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the Other Party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware). Each Party hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each Party hereto hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable legal requirements, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

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19.        Specific Performance. Alden, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the Other Party would occur in the event any provision of this Agreement were not performed in accordance with such provision’s specific terms or were otherwise breached or threatened to be breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that Alden, on the one hand, and the Company, on the other hand (each, the “Moving Party”), shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the Other Party shall not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. This Section 19 shall not be the exclusive remedy for any violation of this Agreement.

20.        Confidentiality.

(a)                For so long as at least one Alden Designee is serving as a director on the Board, an Alden Designee, if he wishes to do so, may provide confidential information of the Company which such Alden Designee learns in his capacity as a director of the Company, including discussions or matters considered in meetings of the Board or Board committees (collectively, “Confidential Information”), to Alden and its Representatives; provided, however, that Alden (i) shall have executed a confidentiality agreement with the Company in the form attached as Exhibit C, (ii) shall inform any such Representatives of the confidential nature of any such Confidential Information, and (iii) shall instruct such Representatives to refrain from disclosing such Confidential Information to anyone (whether to any company in which Alden has an investment or otherwise), by any means, or otherwise from using the information in any way other than in connection with Alden’s investment in the Company. The Alden Designees and Alden shall not, without the prior written consent of the Company, otherwise disclose any Confidential Information to any other person or entity.

(b)               For the avoidance of doubt, the obligations under this Section 20 shall be in addition to, and not in lieu of, the Alden Designees’ confidentiality obligations under Tennessee law and the articles of incorporation, bylaws and applicable corporate governance policies of the Company.

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21.        Certain Definitions and Interpretations. As used in this Agreement: (a) the terms “Affiliate” and “Associate” (and any plurals thereof) have the meanings ascribed to such terms under Rule 12b-2 promulgated by the SEC under the Exchange Act and shall include all persons or entities that at any time prior to the Termination Date become Affiliates or Associates of any person or entity referred to in this Agreement; (b) the term “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder; (c) the terms “beneficial ownership,” “group,” “person,” “proxy,” and “solicitation” (and any plurals thereof) have the meanings ascribed to such terms under the Exchange Act; (d) the term “Derivative Security” means any option, warrant, convertible security, stock appreciation right, or similar right which is convertible or exercisable into Common Stock; (e) the term “Equity Issuance” means any issuance of equity securities by the Company including the grant or issuance of any Derivative Security; (f) the term “Extraordinary Transaction” means, any equity tender offer, equity exchange offer, merger, acquisition, business combination, or other transaction with a Third Party that, in each case, would result in a change of control of the Company, liquidation, dissolution or other extraordinary transaction involving a majority of its equity securities or a majority of its assets, and, for the avoidance of doubt, including any such transaction with a Third Party that is submitted for a vote of the Company’s stockholders; (g) the term “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the State of Tennessee are authorized or obligated to be closed by applicable law; (h) the term “Representatives” means a person’s Affiliates and Associates under its control and its and their respective directors, officers, employees, partners, members, managers, consultants, legal or other advisors, agents and other representatives; (i) the term “Other Party” means (i) with respect to the Company, Alden, and (ii) with respect to Alden, the Company; (j) the term “SEC” means the U.S. Securities and Exchange Commission; (k) the term “Short Interests” means any agreement, arrangement, understanding or relationship, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by such person, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of shares of any class or series of the Company’s equity securities by, manage the risk of share price changes for, or increase or decrease the voting power of, such person with respect to the shares of any class or series of the Company’s equity securities, or which provides, directly or indirectly, the opportunity to profit from any decrease in the price or value of the shares of any class or series of the Company’s equity securities; (l) the term “Stockholder Meeting” means each annual or special meeting of stockholders of the Company, or any other meeting of stockholders held in lieu thereof, and any adjournment, postponement, reschedulings or continuations thereof; (m) the term “Synthetic Equity Interests” means any derivative, swap or other transaction or series of transactions engaged in, directly or indirectly, by such person, the purpose or effect of which is to give such person economic risk similar to ownership of equity securities of any class or series of the Company, including due to the fact that the value of such derivative, swap or other transactions are determined by reference to the price, value or volatility of any shares of any class or series of the Company’s equity securities, or which derivative, swap or other transactions provide, directly or indirectly, the opportunity to profit from any increase in the price or value of shares of any class or series of the Company’s equity securities, without regard to whether (i) the derivative, swap or other transactions convey any voting rights in such equity securities to such person; (ii) the derivative, swap or other transactions are required to be, or are capable of being, settled through delivery of such equity securities; or (iii) such person may have entered into other transactions that hedge or mitigate the economic effect of such derivative, swap or other transactions; and (n) the term “Third Party” refers to any person that is not a Party, a member of the Board, a director or officer of the Company, or legal counsel to any Party. In this Agreement, unless a clear contrary intention appears, (i) the word “including” (in its various forms) means “including, without limitation;” (ii) the words “hereunder,” “hereof,” “hereto” and words of similar import are references in this Agreement as a whole and not to any particular provision of this Agreement; (iii) the word “or” is not exclusive; (iv) references to “Sections” in this Agreement are references to Sections of this Agreement unless otherwise indicated; and (v) whenever the context requires, the masculine gender shall include the feminine and neuter genders.

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22.        Miscellaneous.

(a)               This Agreement contains the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof and thereof.

(b)               This Agreement is solely for the benefit of the Parties and is not enforceable by any other persons.

(c)                This Agreement shall not be assignable by operation of law or otherwise by a Party without the consent of the Other Party. Any purported assignment without such consent is void.  Subject to the foregoing sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the permitted successors and assigns of each Party.

(d)               Neither the failure nor any delay by a Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

(e)                If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the Parties that the Parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the Parties agree to use their reasonable best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or unenforceable by a court of competent jurisdiction.

(f)                Any amendment or modification of the terms and conditions set forth herein or any waiver of such terms and conditions must be agreed to in a writing signed by each Party.

(g)               This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall have the same effect as physical delivery of the paper document bearing the original signature.

[Signature Pages Follow]

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IN WITNESS WHEREOF, each of the Parties has executed this Agreement, or caused the same to be executed by its duly authorized representative, as of the date first above written.

ALDEN GLOBAL CAPITAL LLC

By:	/s/ Heath B. Freeman
Name:	Heath B. Freeman
Title:	President

STRATEGIC INVESTMENT OPPORTUNITIES LLC

By: Alden Global Capital LLC
Investment Manager

By:	/s/ Heath B. Freeman
Name:	Heath B. Freeman
Title:	President

/s/ Heath B. Freeman
Heath B. Freeman

Signature Page to Cooperation Agreement

Fred’s, Inc.

By:	/s/ Michael K. Bloom
Name:	Michael K. Bloom
Title:	Chief Executive Officer

Signature Page to Cooperation Agreement

Exhibit A

Resignation Letter

April 21, 2017

Board of Directors
Fred’s, Inc.
4300 New Getwell Road
Memphis, Tennessee 38118

Re: Resignation

Ladies and Gentlemen:

This irrevocable resignation is delivered pursuant to that certain Cooperation Agreement (the “Agreement”) dated as of April 21, 2017 among Fred’s, Inc. (the “Company”) and Alden Global Capital LLC, a Delaware limited liability corporation, Strategic Investment Opportunities LLC, a Delaware limited liability company, and Heath B. Freeman (collectively, “Alden”). Capitalized terms used herein but not defined shall have the meaning set forth in the Agreement.

Effective immediately upon (i) such time as Alden’s Ownership is less than the 10% Ownership Threshold in the event Alden designates me to resign at that time, (ii) such time as Alden’s Ownership is less than the 5% Ownership Threshold, or (iii) the Termination Date, I hereby irrevocably resign from my position as a director of the Board and from any and all committees of the Board on which I serve. I acknowledge that upon such resignation I shall have no rights to nominate, recommend, appoint or participate in a Board vote in respect of any replacement director.

Very truly yours,

[●]

Exhibit B

Mutual Press Release

Fred’s Pharmacy Appoints Two New Independent Directors

Announces Cooperation Agreement with Alden Global Capital, Fred’s Largest Shareholder

Fred’s Leadership Team Is Poised to Continue Transforming Company and Maximizing Free Cash Flow Per Share

MEMPHIS, Tenn.—April 24, 2017--Fred’s, Inc. (“Fred’s Pharmacy” or the “Company”) (NASDAQ:FRED) today announced that it has appointed Steven B. Rossi, Chief Executive Officer of Digital First Media, and Timothy A. Barton, former CEO of Freightquote.com, which he founded in 1998, to its Board of Directors, effective immediately.

Today’s announcement follows the recent additions of Linda Longo-Kazanova, Christopher W. Bodine, Peter J. Bocian and Michael K. Bloom, Chief Executive Officer, to the Fred’s Pharmacy Board. As a result of these announcements, following the conclusion of the 2017 Annual Meeting of Shareholders the newly reconstituted Board will be comprised of 9 directors, 8 of whom are independent and all of whom have track records of delivering shareholder value.

Mr. Rossi and Mr. Barton have been added to the Fred’s Pharmacy Board in connection with a Cooperation Agreement between Alden Global Capital LLC (“Alden”), the Company’s largest shareholder, and Fred’s Pharmacy. The Cooperation Agreement contains terms regarding the parties working together for the long-term success of Fred’s Pharmacy.

“We are excited to welcome Steve and Tim to the Fred’s Pharmacy Board of Directors,” said Thomas H. Tashjian, Chairman of the Board. “They add strong business, financial and operational expertise, and their perspectives will be instrumental as we continue the transformation of Fred’s Pharmacy. This includes moving expeditiously to complete the transaction with Walgreens and Rite Aid, pending approval by the Federal Trade Commission, which would make Fred’s Pharmacy the third largest drugstore chain in the nation. We look forward to continuing to work constructively with Alden and all of our shareholders as we focus on executing our strategic plan and delivering value for all Fred’s Pharmacy stakeholders.”

Mr. Bloom said, “I am thrilled to work with Steve, Tim, Alden and the entire Fred’s Pharmacy Board to capture the numerous value-creating opportunities that lie ahead for the Company. I am confident we have the right team in place to advance our new healthcare-focused strategy and drive returns for our shareholders while delivering on our mission to improve the lives of our patients and customers.”

Heath Freeman, President of Alden, commented, “I am pleased with today’s announcement and expect that Tim and Steve will immediately impact and contribute to the Fred’s Board. I, and the rest of the Alden team, look forward to working with Fred’s as we all continue to support and strengthen Fred’s business. Over the past few months, our team has spent considerable time with the Fred’s Pharmacy team. Having seen first-hand the progress that Mike Bloom and his team have made on the execution of the Company’s healthcare strategy, I have great confidence in the future of the business. With the right focus, Fred’s can generate significant free cash flow per share at the existing business; the pending Rite Aid transaction will provide extraordinary growth to Fred’s business and free cash flow.”

“Fred’s Pharmacy is executing on a transformation plan that is gaining momentum,” said Mr. Rossi. “I look forward to helping Fred’s Pharmacy with its compelling opportunities ahead.”

“I am honored to join the talented individuals on the Fred’s Pharmacy Board,” said Mr. Barton. “With its focused mission and first-class management team, I am confident the Company has a bright future.”

Under the terms of the Cooperation Agreement, Alden is subject to certain customary standstill and other provisions. The complete agreement between Fred’s Pharmacy and Alden will be included as an exhibit to a Current Report on Form 8-K, which will be filed with the Securities and Exchange Commission.

Evercore is serving as financial advisor to Fred’s. Vinson & Elkins LLP and Baker Donelson Bearman Caldwell & Berkowitz P.C. are serving as legal advisors to Fred’s. Olshan Frome Wolosky LLP is serving as Alden’s legal advisor.

Steven B. Rossi

Steve Rossi brings to the Fred’s Pharmacy Board extensive financial and operations experience. Mr. Rossi is the Chief Executive Officer of Digital First Media, which has more than 300 print and digital products serving over 45 million Americans each month. He previously served as the company’s Chief Operating Officer. Prior to joining the company, Mr. Rossi held several successive management positions over 19 years with Knight Ridder Inc., including Chief Financial Officer, Senior Vice President of Operations and President of the Newspaper Division.

Timothy A. Barton

Tim Barton joins the Board with a substantial business and technology background and with experience in growing successful companies. Mr. Barton founded Freightquote in 1998, growing it into the largest online freight shipping provider in the United States with $600 million in annual revenue. Mr. Barton served as Chairman and CEO until the company’s sale to C.H. Robinson Worldwide in 2015. Prior to founding Freightquote, Mr. Barton was the Co-Founder and President of UWI Association Programs, which grew into Network Long Distance before being acquired by IXC Communications/Broadwing in 1998.

About Alden Global Capital LLC

Alden is a New York based investment firm focused on deep value, catalyst driven investing.

About Fred's Pharmacy

Tracing its history back to an original store in Coldwater, Mississippi, opened in 1947, today Fred’s Pharmacy is headquartered in Memphis, Tennessee, and operates 601 pharmacy and general merchandise stores and three specialty pharmacy-only locations, including 14 franchised Fred’s Pharmacy locations. With a unique store format and strategy that combines the best elements of a healthcare-focused drug store with a value-focused retailer, Fred’s Pharmacy stores offer more than 12,000 frequently purchased items that address the healthcare and everyday needs of its customers and patients. This includes nationally recognized brands, proprietary Fred’s Pharmacy label products, and a full range of value-priced selections. The company has two distribution centers, one in Memphis, Tennessee, and Dublin, Georgia.

As previously announced, on December 20, 2016, Fred's Pharmacy announced that it signed an agreement with Walgreens Boots Alliance, Inc. (NASDAQ: WBA) and Rite Aid Corporation (NYSE: RAD) to purchase 865 stores and certain assets related to store operations located across the eastern and western United States for $950 million in cash. Closing of the transaction is conditioned on the completion of Walgreens Boots Alliance's proposed acquisition of Rite Aid, approval by the Federal Trade Commission, as well as customary regulatory approvals and closing conditions.

For more information about the Company, visit Fred's website at www.fredsinc.com.

Forward Looking Statements

Comments in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. A reader can identify forward-looking statements because they are not limited to historical facts or they use such words as "outlook," "guidance," "may," "should," "could," "believe," "anticipate," "plan," "expect," "estimate," "forecast," "goal," "intend," "committed," "continue," or "will likely result" and similar expressions that concern the Company's strategy, plans, intentions or beliefs about future occurrences or results. These risks and uncertainties include, but are not limited to, those associated with the Company's announced strategic plan, the success of announced acquisition activities and future growth trends in businesses acquired; general economic trends; risks related to the possibility that the transactions may not close, including because one or more closing conditions to the transactions, including certain regulatory approvals, may not be satisfied or waived, on a timely basis or otherwise, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transactions, or may require conditions, limitations or restrictions in connection with such approvals; the risk that the businesses and acquired stores, as applicable, will not be integrated successfully; the risk of litigation and/or regulatory actions related to the proposed transaction; changes in consumer demand or purchase patterns; delays or interruptions in the flow of merchandise between the Company's distribution centers and its stores or between the Company's suppliers and same; a disruption in the Company's data processing services; cyber-security threats; costs and delays in acquiring or developing new store sites; and the factors listed under "Risk Factors" in the Company's most recent Annual Report on Form 10-K and any subsequent quarterly filings on Form 10-Q filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date made. The Company undertakes no obligation to release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

CONTACT:

Fred's Pharmacy

Rick Hans, 901-362-3733, Ext. 2232

Executive Vice President, Chief Financial Officer and Secretary

or

Joele Frank , Wilkinson Brimmer Katcher

Ed Trissel / Steve Frankel / Dan Moore

212-355-4449

Exhibit C

Confidentiality Agreement

Fred’s, Inc.

4300 New Getwell Road

Memphis, Tennessee 38118

April 21, 2017

BY ELECTRONIC MAIL

Alden Global Capital LLC

885 Third Avenue, 34th Floor

New York, New York 10022

Attention: Heath Freeman

Re: Confidentiality Agreement

Ladies and Gentlemen:

This letter agreement shall become effective upon the appointment of one or more Alden Designees to the Board of Directors (the “Board”) of Fred’s, Inc. (the “Company”) pursuant to the Cooperation Agreement, dated as of the date hereof (the “Cooperation Agreement”), between the Company, on the one hand, and Alden Global Capital LLC, a Delaware limited liability company, Strategic Investment Opportunities LLC, a Delaware limited liability company, and Heath B. Freeman (collectively, “you”), on the other hand. Capitalized terms used and not otherwise defined herein have the meanings given to such terms in the Cooperation Agreement.

1.	Upon the terms of, and subject to the conditions in, this letter agreement, you and your Representatives, may receive certain information about the Company and its Affiliates from one or more Alden Designees or their Replacement Designees (collectively, the “Investor Directors”) in accordance with the Cooperation Agreement that is confidential and proprietary, the disclosure of which could harm the Company and its Affiliates. You understand and agree that the Investor Directors shall be subject in all cases to their fiduciary duties to the Company and its stockholders. It is understood and agreed that the Investor Directors shall not disclose to you or your Representatives (A) any confidential or proprietary information of any third party in the possession of the Company or any of its Affiliates that the Company or any of its Affiliates is prohibited from disclosing pursuant to a contractual or other legal obligation or duty of confidentiality that is either (a) identified as such to the Investor Directors by or on advice of legal counsel or the Company or (b) as to which it is reasonably apparent that the Company or any of its Affiliates is prohibited from disclosing pursuant to any contractual or other legal obligation or duty of confidentiality; provided, however, that, at the request of any Investor Director, the Company shall use commercially reasonable efforts to obtain a waiver or consent from any such third party to permit such Investor Director to share such information with you and your Representatives pursuant to the terms of this letter agreement; and (B) any legal advice or information that may be protected by the Company’s or any of its Affiliates’ attorney-client privilege or attorney work-product privilege (both with respect to internal or external legal counsel).

2.	As a condition to your or any of your Representatives being furnished such information, you agree to treat, and to cause your Representatives to treat, any information, whether written or oral, concerning the Company or any of its Affiliates that is furnished to you or your Representatives by or on behalf of any Investor Director, the Company or its Representatives (herein collectively referred to as the “Confidential Information”) in accordance with the provisions of this letter agreement, and to take or abstain from taking, and to cause your Representatives to take or abstain from taking, certain other actions as set forth herein. The term “Confidential Information” includes, without limitation, all notes, analyses, data or other documents furnished to you or your Representatives or prepared by you or your Representatives to the extent such materials reflect or are based upon, in whole or in part, the Confidential Information. The term “Confidential Information” does not include information that (a) was within your or any of your Representatives’ possession on a nonconfidential basis prior to it being furnished to you by the Company or its Representatives; (b) is or becomes available to you or your Representatives on a nonconfidential basis from a source other than the Company or its Representatives, provided that such source is not known by you or your Representatives to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation to, the Company or any of its Affiliates that prohibits such disclosure; (c) is or becomes generally available to the public other than as a result of a disclosure by you or your Representatives in violation of this letter agreement; or (d) has been or is independently developed by you or your Representatives without the use of the Confidential Information or in violation of the terms of this letter agreement. For purposes of this letter agreement, the term “Representatives” shall have the meaning ascribed to such term in the Cooperation Agreement.
3.	You hereby agree that you shall keep the Confidential Information confidential and shall use the Confidential Information solely for the purpose of monitoring and evaluating your investment in the Company; provided, however, that you may disclose the Confidential Information (a) to any of your Representatives who need to know such information for the purpose of monitoring and evaluating your investment in the Company, (b) in accordance with paragraph 3 of this letter agreement, or (c) as the Company may otherwise consent in writing. Any such Representative shall (i) be informed by you of the confidential nature of the Confidential Information, (ii) agree to keep the Confidential Information strictly confidential, and (iii) be advised of the terms of this letter agreement. You agree to be responsible for any breaches of any of the provisions of this letter agreement by any of your Representatives as if they were party hereto (it being understood that such responsibility shall be in addition to and not by way of limitation of any right or remedy the Company may have against your Representatives with respect to such breach).
4.	You hereby acknowledge that you and your Representatives are aware that the Confidential Information may contain material, non-public information concerning the Company, and that the U.S. securities laws restrict any person who has material, non-public information concerning an issuer from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities, and further acknowledge your obligations and those of your Representatives (as applicable) under Section 7 of the Cooperation Agreement.
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5.	Notwithstanding anything to the contrary provided in this letter agreement, in the event you or any of your Representatives receive a request or are required by deposition, interrogatory, request for documents, subpoena, court order, similar judicial process, civil investigative demand or similar process or pursuant to a formal request from a regulatory examiner (any such requested or required disclosure, an “External Demand”) or are otherwise required pursuant to applicable law, regulation or the rules of any national securities exchange (as determined based on advice of outside legal counsel) to disclose all or any part of the Confidential Information, you agree, and you agree to cause your Representatives, to the extent permitted by applicable law, to (a) promptly notify the Company of the existence, terms and circumstances surrounding such External Demand or other requirement and (b) in the case of any External Demand, cooperate with the Company, at the Company’s reasonable request and sole expense, in seeking a protective order or other appropriate remedy to the extent available under the circumstances. In the event that such protective order or other remedy is not obtained or not available or that the Company waives compliance with the provisions hereof, (i) you or your Representatives, as the case may be, may disclose only that portion of the Confidential Information which you or your Representatives are advised by outside legal counsel is legally required to be disclosed, and you or your Representatives shall inform the recipient of such Confidential Information of the existence of this letter agreement and the confidential nature of such Confidential Information and exercise reasonable efforts to obtain assurance that confidential treatment will be accorded, and (ii) you and your Representatives shall not be liable for such disclosure, unless such disclosure was caused by or resulted from a previous disclosure by you or your Representatives in violation of this letter agreement. For the avoidance of doubt, it is understood and agreed that there shall be no “applicable law,” “regulation” or “rule” requiring you or your Representatives to disclose any Confidential Information solely by virtue of the fact that, absent such disclosure, you or your Representatives would be prohibited from purchasing, selling or engaging in derivative or other voluntary transactions with respect to the securities of the Company or you or your Representatives would be unable to file any proxy materials or tender or exchange offer materials in compliance with Section 14 of the Exchange Act or the rules promulgated thereunder.
6.	Upon the Company’s written demand following the termination of this letter agreement in accordance with its terms, you and your Representatives shall either promptly (at your option) (a) destroy the Confidential Information and any copies thereof, or (b) return to the Company all Confidential Information and any copies thereof, and, in either case, confirm in writing to the Company that all such material has been destroyed or returned, as applicable, in compliance with this letter agreement; provided, however, that you and your Representatives shall be permitted to retain Confidential Information to the extent necessary to comply with applicable law, professional standards or such person’s document retention policies of general application, or to the extent disclosed pursuant to an External Demand. Notwithstanding the destruction or return of Confidential Information, you and your Representatives shall continue to be bound by the obligations contained herein with respect to any Confidential Information retained by you or your Representatives for such period of time as you and such Representatives retain such Confidential Information until such Confidential Information is returned or destroyed or no longer constitutes Confidential Information pursuant to the terms hereof.
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7.	You acknowledge and agree that money damages would not be a sufficient remedy for any breach (or threatened breach) of this letter agreement by you or your Representatives and that the Company shall be entitled to equitable relief, including injunction and specific performance, as a remedy for any such breach (or threatened breach), without proof of damages, and you further agree to waive, and use your reasonable best efforts to cause your Representatives to waive any requirement for the securing or posting of any bond in connection with any such remedy. Such remedies shall not be the exclusive remedies for a breach of this letter agreement, but will be in addition to all other remedies available at law or in equity.
8.	You agree that (a) none of the Company or its Representatives shall have any liability to you or any of your Representatives resulting from the selection, use or content of the Confidential Information by you or your Representatives and (b) none of the Company or its Representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of any Confidential Information. This letter agreement shall not create any obligation on the part of the Company or its Representatives to provide you or your Representatives with any Confidential Information, nor shall it entitle you or your Representatives (other than any Investor Director in his capacity as a director of the Company) to participate in any meeting of the Board or any committee thereof. All Confidential Information shall remain the property of the Company and its Affiliates. Neither you nor any of your Representatives shall by virtue of any disclosure of and/or your or their use of any Confidential Information acquire any rights with respect thereto, all of which rights shall remain exclusively with the Company and its Affiliates. You and your Representatives shall not initiate contact with any officer or employee of the Company other than as permitted by the terms of the Cooperation Agreement, unless otherwise approved in writing by the Company, in each case, concerning Confidential Information; provided, however, the restrictions set forth in this sentence shall not apply to the Investor Director or any officer or employee of the Company who is also serving as a director; provided further, the restrictions set forth in this sentence shall not apply to communicaitons or contacts between Alden and the General Counsel pursuant to Section 9 below or relating to notices required or permitted under the Cooperaiton Agreement.
9.	From time to time prior to the termination of this letter agreement, Alden shall be entitled to request, by written notice to the Company’s General Counsel, that the Company confirm whether or not members of the Board are then permitted to purchase or sell securities of the Company pursuant to the Company’s insider trading policy, in which case the Company will promptly inform Alden whether or not such members are then so permitted to purchase or sell such securities pursuant to the Company’s insider trading policy.
10.	No failure or delay by any party or any of its Representatives in exercising any right, power or privilege under this letter agreement shall operate as a waiver thereof, and no modification hereof shall be effective, unless in writing and signed by the parties hereto.
11.	The illegality, invalidity or unenforceability of any provision hereof under the laws of any jurisdiction shall not affect its legality, validity or enforceability under the laws of any other jurisdiction, nor the legality, validity or enforceability of any other provision.
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12.	This letter agreement, and any disputes arising out of or related to this letter agreement (whether for breach of contract, tortious conduct or otherwise), shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to the conflict of laws principles thereof that would result in the application of the law of another jurisdiction. Each party hereto irrevocably agrees that any legal action or proceeding with respect to this letter agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this letter agreement and the rights and obligations arising hereunder brought by the Other Party or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware). Each party hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this letter agreement in any court other than the aforesaid courts. Each party hereto hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this letter agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable legal requirements, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this letter agreement, or the subject matter hereof, may not be enforced in or by such courts. Each party hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this agreement.
13.	This letter agreement and the Cooperation Agreement (including the exhibits thereto) constitute the only agreement between the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written. This letter agreement may be amended only by an agreement in writing executed by the parties hereto.
14.	This letter agreement may be executed in separate counterparts (including by fax, .jpeg, .gif, ..bmp and .pdf), each of which when so executed shall be an original, but all such counterparts shall together constitute one and the same instrument.
15.	Except as otherwise set forth herein, this letter agreement and the obligations and restrictions hereunder shall terminate eighteen months from the date on which the last Investor Director appointed or elected to the Board pursuant to the Cooperation Agreement ceases to be a director of the Company; provided that you and your Representatives shall maintain in accordance with the confidentiality obligations set forth herein any Confidential Information constituting trade secrets for such longer time as such information constitutes a trade secret of the Company or any of its Affiliates under applicable law; and provided further that any liability for breach of this letter agreement prior to such termination shall survive such termination.
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16.	Each party to this letter agreement acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this letter agreement, and that it has executed this letter agreement with the advice of such counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this letter agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties hereto shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this letter agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this agreement shall be decided without regards to events of drafting or preparation.

[Signature Pages Follow]

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Very truly yours,

FRED’S, INC.

By:
Name:	Michael K. Bloom
Title:	Chief Executive Officer

Signature Page to Confidentiality Agreement

Confirmed and Agreed to:

Alden Global Capital LLC

By:
Name:	Heath B. Freeman
Title:	President

Strategic Investment Opportunities LLC

By: Alden Global Capital LLC
Investment Manager

By:
Name:	Heath B. Freeman
Title:	President

Heath B. Freeman

Heath B. Freeman

Signature Page to Confidentiality Agreement